                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 6)/1/


                              U.S. Can Corporation
               -----------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   90328W105
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)

________________

     /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -------------------                                   ---------------------
  CUSIP NO. 90328W105               13G                  Page 2 of 11 Pages
  -------------------                                   ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        President and Fellows of Harvard College
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,001,400 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -----
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,001,400 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               -----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 1,001,400 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                 7.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                 EP
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                   ---------------------
  CUSIP NO. 90328W105               13G                  Page 3 of 11 Pages
  -------------------                                   ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Harvard Master Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            35,300 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              ----
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             35,300 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              ----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 35,300 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                 0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                 EP

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                   ---------------------
  CUSIP NO. 90328W105               13G                  Page 4 of 11 Pages
  -------------------                                   ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        John Stevens Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            300 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              ----
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             300 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              ----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 300 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                 0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                 EP

------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                   ---------------------
  CUSIP NO. 90328W105               13G                  Page 5 of 11 Pages
  -------------------                                   ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Nancy Stevens Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,000 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -----
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,000 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 1,000 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                 0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                 EP
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  -------------------                                   ---------------------
  CUSIP NO. 90328W105               13G                  Page 6 of 11 Pages
  -------------------                                   ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Harvard College Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,400 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -----
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,400 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 1,400 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                 0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                 EP
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------

Item 1(a)  Name of Issuer:
               U.S. Can Corporation

     1(b)  Address of Issuer's Principal Executive Offices:
               900 Commerce Drive
               Oak Brook, IL  60521

Item 2(a)  Name of Person Filing:
               (i)    President and Fellows of Harvard College ("P&F")
               (ii)   Harvard Master Trust ("HMT")
               (iii)  John Stevens Trust ("JST")
               (iv)   Nancy Stevens Trust ("NST")
               (v)    Harvard College Trust ("HCT")

     2(b)  Address of Principal Business Office or, if none, Residence:
               (i)    P&F:  c/o  Harvard Management Company, Inc.
                                 600 Atlantic Avenue
                                 Boston, MA 02210

               (ii)   HMT:       1350 Massachusetts Avenue
                                 Holyoke Center, Room 340
                                 Cambridge, MA 02138

               (iii)  JST:  c/o  Harvard Management Company, Inc.
                                 600 Atlantic Avenue
                                 Boston, MA 02210

               (iv)   NST:  c/o  Harvard Management Company, Inc.
                                 600 Atlantic Avenue
                                 Boston, MA 02210

               (v)    HCT:  c/o  Harvard Management Company, Inc.
                                 600 Atlantic Avenue
                                 Boston, MA 02210

     2(c) Citizenship:
               (i)    P&F:  Massachusetts
               (ii)   HMT:  Massachusetts
               (iii)  JST:  Massachusetts
               (iv)   NST:  Massachusetts
               (v)    HCT:  Massachusetts

                              Page 7 of 11 Pages

      2(d)  Title of Class of Securities:
               Common Stock

      2(e)  CUSIP Number:
               90328W105

Item 3 The entities filing are a Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4  Ownership:

      4(a)  Amount beneficially owned:
               (i)    P&F: 1,001,400 shares
               (ii)   HMT:    35,300 shares
               (iii)  JST:       300 shares
               (iv)   NST:      1000 shares
               (v)    HCT:     1,400 shares

      4(b)  Percent of Class:
               (i)    P&F:  7.4%
               (ii)   HMT:  0.3%
               (iii)  JST:  0.0%
               (iv)   NST:  0.0%
               (v)    HCT:  0.0%

       4(c)  Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:
             (i)   P&F:  1,001,400 shares
             (ii)  HMT:     35,300 shares
             (iii) JST:        300 shares
             (iv)  NST:      1,000 shares
             (v)   HCT:      1,400 shares

        (ii)  shared power to vote or to direct the vote:
                  _________

        (iii) sole power to dispose or to direct the disposition of:
                    (i)   P&F: 1,001,400 shares
                    (ii)  HMT:    35,300 shares
                    (iii) JST:       300 shares
                    (iv)  NST:     1,000 shares
                    (v)   HCT:     1,400 shares

                              Page 8 of 11 Pages

        (iv)  shared power to dispose or to direct the disposition of:
                  ________

Item 5  Ownership of Five Percent or Less of a Class:
            Not Applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
            Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
            Not Applicable.

Item 8  Identification and Classification of Members of the Group:
            See Exhibit A.

Item 9  Notice of Dissolution of Group:
            Not Applicable.

Item 10 Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 9 of 11 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                              PRESIDENT AND FELLOWS OF
                              HARVARD COLLEGE


                              By:/s/ Michael S. Pradko
                                 ------------------------------------------
                                Name:  Michael S. Pradko
                                Title: Authorized Signatory


                              HARVARD MASTER TRUST


                              By:/s/ Michael S. Pradko
                                 ------------------------------------------
                                Name:  Michael S. Pradko
                                Title: Authorized Signatory


                              JOHN STEVENS TRUST


                              By: /s/ Michael S. Pradko
                                  -----------------------------------------
                                Name:  Michael S. Pradko
                                Title: Authorized Signatory


                              NANCY STEVENS TRUST


                              By:/s/ Michael S. Pradko
                                 ------------------------------------------
                                Name:  Michael S. Pradko
                                Title: Authorized Signatory


                              HARVARD COLLEGE TRUST


                              By:/s/ Michael S. Pradko
                                 ------------------------------------------
                                Name:  Michael S. Pradko
                                Title: Authorized Signatory

February 7, 2000

                                 Page 10 of 11 Pages

                                   Exhibit A
                                   ---------


   Members of Group                                         Item 3 Classification
   ----------------                                         ---------------------
   (1)    President and Fellows of Harvard College                 EP

   (2)    The Harvard University Master Trust Fund                 EP

   (3)    John Stevens Trust                                       EP

   (4)    Nancy Stevens Trust                                      EP

   (5)    Harvard College Trust                                    EP


                              Page 11 of 11 Pages